                            COLLATERAL LOAN AGREEMENT
                               AND PROMISSORY NOTE

This Collateral Loan Agreement and Promissory Note [the "Agreement"] is entered into between Mercatus & Partners Ltd. [the "Lender"], a United Kingdom corporation, and MicroSignal Corporation [the "Borrower"], a Nevada corporation with a principal address at 345 Southpointe Boulevard, Suite 110, Canonsburg, PA 15317, as of the date last entered below.

In consideration of the mutual covenants herein contained, and intending to be legally bound hereby, the parties agree as follows:

1. Loan

a. Amount. Subject to the terms and conditions hereinafter set forth, the Lender
   ------
agrees to provide to Borrower a loan in the amount of One Million Five Hundred Thousand United States Dollars [US$1,500,000.00]. Lender will pay the Loan Amount to Borrower not sooner than five [5] days and not more than ten [10] days after Borrower shall have delivered the Collateral Stock to the European custodial account and all other documents required by this Agreement to Lender.

b. Proceeds. All Loan Amounts payable to Borrower shall be wired directly to
   --------
Borrower based on wire instructions provided by Borrower, without deduction for any charges, expenses or commissions, except for (1) two months' principal and interest pre-payment to the Lender, (2) a three percent [3%] engagement service fee [the "Engagement Service Fee"] payable to the Lender, and (3) Borrower-designated consultant fee(s) [as per Exhibit III]. Net Loan proceeds shall be available to the Borrower as per paragraph 1.a. above.

c. Borrower Remedy. In the event the Lender does not wire to the Borrower the
   ----------------
Loan Amount, the Borrower's sole and exclusive remedy shall be to demand, in hard copy written form, an immediate return of the Stock and the Promissory Notes. Lender shall comply within five [5] business days of receipt of said demand. In the event Lender does not comply in accordance with the time frame set forth above, or any extended time frame granted by Borrower, this Section 1.c. will be deemed null and void and Borrower will be free to seek alternative remedies.

d. Term. The Term of the Loan will be five [5] years.
   -----

e. Interest Rate. The fixed interest rate on the Loan will be five and one-half
   -------------
percent [5.5%] per annum for the Term of the Loan.

f. Payments. Borrower promises to pay to Lender in accordance with Exhibit I, or
   ---------
at such place as Lender may from time to time designate in writing, the principal sum of One Million Five Hundred Thousand United States Dollars [US$1,500,000.00] [the "Principal Amount"] and interest as calculated in accordance with 1.e. above, until this loan is paid in full. Said payments shall be made monthly by wire transfer. During the first twelve months of the Term, the Borrower [at their discretion] may make interest-only payments. During the remainder of the Term, the Borrower must make amortized principal and interest payments. All payments shall be made in lawful money of the United States and shall be free from set off, deduction, or counterclaim of any kind. Borrower may prepay this Loan in whole or in part without premium or penalty [other than the early termination service charge]. Unless Lender shall elect otherwise, any partial pre-payment shall be credited first to accrued interest and then to the Principal Amount outstanding and shall not extend or postpone the due date of any subsequent payment or change the amount of such payment.

g. Late Payments. The Lender shall have the right to charge a fee on late
   -------------
scheduled payments. Payments shall be deemed late if the payment is not paid on the due date as stated in the payment schedule which shall be issued by the Lender upon closing and every six months thereafter. The interest charge on late payments will be calculated at a rate of eight percent [8%] per annum until said late payment plus accrued late interest is paid. This charge shall be invoiced separately. If the Borrower fails to make a scheduled payment or separately invoiced late interest payment within forty-five days of the due date, it will be deemed as a default under the Agreement [see 1.i. below].

h. Security. This Loan is secured by a security interest in Stock of Borrower or
   --------
the issuance of Stock of Borrower in the name of the Lender and delivered to the custodial locations specified in Exhibit I. The Stock pledged under this Agreement shall be held as collateral as long as there is any principal or interest outstanding under the terms of this Agreement. Upon satisfaction of all principal and interest under the terms of the Agreement, the Lender shall cause the stock to be promptly returned to the Borrower. The Stock shall constitute the entire collateral used to secure the Loan, and the Lender shall be limited to liquidation of the Stock upon an Event of Default [as per 1.i. below]. The Lender shall have no recourse to other assets of the Borrower [i.e., this Loan is "non-recourse" as to any other assets of the Borrower]. The Lender hereby warrants that upon satisfaction of the terms of this Agreement, the Stock will be expeditiously returned to the Borrower without liens or encumbrances.

i. Default. The Lender shall give written notice of any default on the Loan to
   -------
the Borrower in accordance herewith and Borrower may thereafter have five business days [the "Cure Period"] to cure such default. In the event Borrower fails to cure such default within the Cure Period, Lender may then sell, assign, hypothecate, or otherwise dispose of the Stock as herein provided. The Lender accepts no responsibility for the amount of proceeds obtained through the disposition of the Stock under any lawful means. However, proceeds obtained in excess of the total of the default amount plus reasonable attorney's fees, if any, and costs of disposing of the Stock shall be returned to the Borrower.

2. Delivery of Collateral

a. To secure its obligations under the Loan, Borrower hereby grants Lender a security interest in the Stock, or shall issue Stock in the name of the Lender. The Stock will serve to collateralize the Loan and will contain restrictions on assignment and transfer. In connection with such restrictions, newly issued Stock will contain the following legend:


     "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred, pledged, hypothecated or otherwise disposed of in the absence of (i) an effective registration statement for such securities under said Act or (ii) an opinion of company counsel that such registration is not required."


b. Upon Borrower's execution of this Agreement, Borrower shall assign the Collateral Stock to Lender and deliver the Stock in physical certificate form to the address as designated by the Lender in Exhibit I of the Agreement for placement in the Lender's Custodial Account. Borrower further understands and agrees that the initial custodial transfer is transitional only and that the final custodial location is in the Exhibit I specified European account. The Stock shall be free and clear from all liens and encumbrances at the time it is assigned, and shall not be subject to other restrictions or limitations, [i.e., shareholder rights, etc.] other than the restrictions related to its possible status as restricted stock and any other restrictions imposed by this Agreement.

c. The Stock Schedule sheet [Exhibit II] will specify the Stock to be used as collateral against the issuance of the Loan, under applicable United States securities law.

d. At the time of execution of this agreement, the Lender will execute a proxy in the form annexed hereto as Exhibit IV.

3. Closing

The closing shall take place on the later of the delivery of the executed Agreement or the Collateral Stock to the Lender.

4.       Security of Collateral

The Lender accepts full responsibility for the control, handling and return of Stock to the Borrower. Accordingly, the Lender hereby warrants the following:
(i) the Stock will not be hypothecated, assigned, transferred, or otherwise encumbered (other than as specified in this Agreement); (ii) the Stock will not be used to short sell the Stock while the Stock is on deposit with the Lender;

(iii) the Stock shall remain on deposit with the Lender for the entire period of the Loan; and (iv) the Stock will not be used in any manner that is not prescribed, other than as provided for in this Agreement.

5.       Use of the Stock

The Lender shall use the Stock to arrange for a credit facility. In establishing this credit facility, the Lender will use the Stock as collateral but will not remove the Stock from the European Custodial Account specified in Exhibit I, nor will the Lender allow a change in control of the Stock.

6.       Representations and Warranties of the Borrower

In order to induce the Lender to provide the Loan, Borrower makes the following representations and warranties to the Lender. Such representations and warranties shall be unaffected by any separate inquiries, credit and/or security investigation made by the Lender prior to or after execution of this Agreement and shall survive the closing of the transactions contemplated hereby. Any material misrepresentation shall be grounds for immediate termination at the sole discretion of the Lender:

a. Borrower has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby [Borrower Board of Directors minutes explicitly authorizing the transactions and execution by the signatory below is attached].

b. Borrower warrants and represents that it is not now insolvent, bankrupt, or contemplating bankruptcy, that there are no legal claims filed or to its knowledge threatened against Borrower, whether judged with or without merit by the Borrower, and that there are no other impediments to the sale or transfer of the Stock.

c. The execution and delivery of this Agreement and the Collateral to be assigned and delivered by the Borrower are not subject to recall, restriction on voting, use, or other limitations.

d. This Agreement, when executed and delivered, will constitute a valid binding agreement, enforceable in accordance with the terms, except such as may be limited by bankruptcy, insolvency, reorganization, or other laws affecting creditors' rights generally.

e. Neither the execution and delivery of this Agreement to be executed and delivered by Borrower pursuant hereto, nor the consummation by Borrower of the transaction contemplated hereby, will require any authorization, consent, approval, exemption or any other action by, or notice to, any governmental entity.

f. Borrower does not have material tax deficiencies, federal, state, foreign, county, local, or other, that would or could affect the solvency, final status of, or otherwise compromise Borrower in its ability to assign the Collateral Stock.

g. To the best of Borrower's knowledge, the information supplied by Borrower to Lender contains no untrue statement of material fact or omits or shall omit a material fact, which would make such statements misleading. All statements and information contained in any certificate, instrument, schedule or document delivered by Borrower shall be deemed representations and warranties made by borrower.

h. Except for such filings as may be imposed on Lender by Section 13(d) of the Securities Exchange Act of 1934, Borrower shall bear the responsibility for complying with all U.S. Securities and Exchange Commission ["SEC"] rules and regulations and for making all appropriate disclosures to the SEC and other regulatory bodies in the United States, related to the issuance of the Collateral Stock [where applicable] and hereby warrants to the Lender that the Borrower has done so and will continue to do so. Borrower indemnifies Lender against any penalties, fees, fines, or lawsuits that may arise from Borrower's failure to so comply and/or make proper regulatory disclosures.

i. In the event of an uncured default on the Loan, as described in Paragraph 1.i. of this Agreement, Lender will have the immediate right to sell the Shares. Consequently, the Borrower expressly warrants that it shall, at the end of the Cure Period [if the Cure is not effected], prepare and file, as soon as practicable, a Registration Statement on the appropriate SEC form covering the Stock and shall use its reasonably diligent efforts to effect the registration of the Stock under the Securities Act of 1933, as amended. Should the Borrower not comply, the Borrower shall pay all reasonable costs associated with any collection actions or any other legal remedies taken by Lender to collect on the amount due or any portion hereof due, said costs to include attorneys' fees.

j. Within 90 days of the closing date, the Borrower shall obtain Key Man life insurance, naming the Lender as beneficiary, and shall cause the insurer to notify Lender of same, with the amount(s) of the insurance matching the principal balance of the loan [i.e., amount may decrease as principal balance decreases]. If the proceeds of the policy are paid while any part of the principal or interest on the Loan remains unpaid, a portion of the proceeds, up to the whole thereof, will be used to repay the unpaid principal and interest due on the Loan, unless otherwise agreed to in writing by the Lender.

k. Within 90 days of the closing date, and upon Lender's notification of intent, the Borrower agrees, in good faith, to enter into negotiations with the Lender in order for the Lender to establish a warrant or option position in the Borrower's common stock.

7. Conditions Precedent to Lender's Obligations

The obligation of the Lender to consummate the transactions contemplated herein is subject to the satisfaction of the following conditions [any one or more of which may be waived by the Lender]:

a. Borrower will have performed all obligations and complied with all conditions required to be performed or complied with by Borrower at or prior to the Closing.

b. The representation and warranties of Borrower made herein shall be true and correct as of the Closing.

If any of the conditions contained in this paragraph have not been satisfied [or waived], Lender may cancel and terminate this Agreement.

8.       Amendment and Waiver

This Agreement may be amended, or the terms hereof waived, only in writing and having been executed by all of the parties to this Agreement.

9.       Notices

All notices and other communications hereunder shall be delivered in writing and shall be deemed to have been given if delivered by hand [with receipt] or facsimile transmission [with transmission confirmation report], or if deposited with a recognized overnight delivery service [with receipt], addressed as follows:

         If to Borrower at:        MicroSignal Corporation
                                   345 Southpointe Boulevard, Suite 110
                                   Canonsburg, PA 15317
                                   FAX: 724-969-0991

         If to the Lender at:      Mercatus & Partners Ltd.
                                   20122 Milano
                                   Via San Luca, 10, Italy
                                   FAX: 011 39 02 58 32 0438

Or, at such other address as may hereafter be designated by either party by written notice given hereunder. Notices sent by facsimile transmission must show the sender's date and time of transmission information on such copy.

10.      Termination

The Lender shall reserve the right to terminate at any time if the Borrower is in violation of this Agreement. The Borrower shall have the right to terminate this Agreement early, provided that the loan has been retired [i.e., payment of the principal and all accrued interest]; however, the Borrower must pay a service fee of one-half of one percent of the loan principal balance and must provide 30 days written notice of such intent to terminate.

11.      Governing Law and Sites for Litigation

This Agreement shall be governed by the laws of the United Kingdom without regard to any provisions or conflict of law. The parties agree that any differences shall be filed and adjudicated in this Governing Country.



12.      Binding Effect

This Agreement binds, and shall inure to the benefit of, the parties and their respective successor and assigns.

13.      Counterparts, Facsimile and Signatures.

This Agreement may be signed in any number of counterparts, and such shall be deemed an original together as one and the same document. The parties agree that facsimile signatures which copy shall show the sender's date and time of transmission shall be deemed an original.

14.      Entire Agreement

This base Agreement and the associated Exhibits constitute the entire agreement of the parties with respect to the subject matter hereto and supersede any prior or contemporaneous understandings or agreements.

15.      Time of Essence

Time is specifically declared to be of the essence in the performance by Borrower and the Lender of their respective duties and responsibilities under this Agreement.

16.      Confidentiality

Whereas the Lender has developed a number of important and sensitive business contacts and affiliations, such contacts/affiliates are limited to the Lender and/or its designees. Any contact by any party representing the Borrower with the Lender contacts/affiliates, either directly or indirectly, without specific, written, prior permission of the Lender shall be viewed as violation of this Agreement and render this Agreement subject to immediate termination. In addition, the nature of this transaction is designated as sensitive information by the Lender. If the Borrower discloses the details of this transaction without specific, written, prior permission of the Lender, said disclosure shall be viewed as a violation of this Agreement and render this Agreement subject to immediate termination by the Lender. Prior to declaring this Agreement terminated pursuant to this Section 16, Lender must supply Borrower with written notice thereof including a reasonable basis for the assertion being made. The sole exception is the required Securities and Exchange Commission filing by Borrower, after the Closing, of a Current Report on Form 8-K describing the transaction and containing [if required] a copy of this Agreement.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this Agreement as of the day and year last below written.


         ACCEPTED ON BEHALF OF THE LENDER:

By:               /s/ Cary Masi
                 -------------------------
                  Cary Masi

Title:            Chief Executive Officer

Date:


         ACCEPTED ON BEHALF OF BORROWER:

By:               /s/ Matthew G. McConaghy
                  -----------------------------
                  Matthew G. McConaghy

Title:            President & Chief Executive Officer

Date:             January 23, 2003

                       Borrower's Minimum Payment Schedule

Pre-payment:               $75,677.08                   Deducted from proceeds
Engagement Fee:            $45,000.00                   Deducted from proceeds
Consultant Fee:            $75,000.00*                  Deducted from proceeds
Year One:                  $ 6,588.54                   Monthly
Years Two through Five:    $31,250.00  plus Interest    Monthly


* Possible Maximum

                                   EXHIBIT II

                            Collateral Stock Schedule

Trading    Class of                Price         Basis          Number of
Symbol     Stock                   Basis         Date           Shares Required
-------    --------                -----         -----          ---------------
MSGL     Restricted Common         $0.15         01/23/03       50,000,000

                                   EXHIBIT III

                    Fee Disclosure and Payment Authorization

The Borrower herein provides full disclosure of any written or verbal agreements to pay any individual or firm [collectively termed "Consultant(s)"] any amount, in any form, for any services rendered by the Consultant(s) in facilitating this Loan. In combination, said Consultant(s) compensation may not exceed five percent [5%] of the amount of the Loan. Agreements in excess of that percentage must be re-negotiated to meet this constraint, as amounts above that constraint are viewed as an unacceptable dilution of the Loan Proceeds application. We warrant that only that/those Consultant(s) listed below are receiving or will receive any such compensation.

Consultant(s) Name       Tax Identification Number     Compensation Percentage
------------------       -------------------------     -----------------------

Susan Donovan                       on file                     5%





The Consultant(s) bank wire instructions are attached.


Payment Authorization: The Borrower hereby agrees to pay the Consultant(s)
----------------------
identified above a one-time fee ["Fee"] and expressly authorizes Mercatus & Partners Ltd. to deduct said Fee from the Loan Amount at closing and to pay said Fee directly to the Consultant(s).



ON BEHALF OF BORROWER:

By:               /s/ Matthew G. McConaghy
                  -----------------------------
                  Matthew G. McConaghy

Title:            President & Chief Executive Officer

Date:             January 23, 2003

                                   EXHIBIT IV

                                IRREVOCABLE PROXY

         The undersigned hereby constitutes and appoints Matthew G. McConaghy as proxy, with full power of substitution, to vote all shares of capital stock of MicroSignal Corporation, a Pennsylvania corporation [the "Company"], owned by the undersigned as of the date hereof and any additional shares of capital stock of the Company which the undersigned shall receive after the date hereof, at any special or annual meeting of shareholders of the Company, and at any adjournment thereof, and at any time permitted or required by law, rule or regulation, and to execute any written consent in lieu thereof. This proxy is being issued pursuant to that certain Collateral Loan Agreement and Promissory Note dated the date hereof.

         This proxy shall be deemed to be coupled with an interest and shall be irrevocable by the undersigned. This proxy shall continue in full force and effect until February 15, 2008 or the date of Borrower default, whichever is earlier.

         IN WITNESS WHEREOF, the undersigned has executed this Irrevocable Proxy this 7th day of February, 2003

                                            MERCATUS & PARTNERS LTD.

                                            By: /s/ Cary Masi
                                            ---------------------------------
                                            Name:   Cary Masi
                                            Title:  Chief Executive Officer